EXHIBIT 5.1

                                  May 12, 2000

Board of Directors Telscape International, Inc.
2700 Post Oak Boulevard, Suite 1000
Houston, Texas  77056

      RE: Issuance of Shares of Common Stock of Telscape International, Inc., in connection with the Merger of Pointe Communications Corporation

Ladies and Gentlemen:

      We have represented Telscape International, Inc., a Texas corporation ("Telscape"), as special counsel in connection with the preparation and filing of a Registration Statement on Form S-4 ("Registration Statement") with the Securities and Exchange Commission for the purpose of registering shares of Telscape's $.001 par value common stock under the Securities Act of 1933, as amended ("Shares"). The Shares are to be issued to shareholders of Pointe Communications Corporation, a Nevada corporation ("Pointe"), in connection with the proposed merger of Telscape an Pointe as specified in the Amended and Restated Agreement and Plan of Merger, dated December 31, 1999 ("Agreement"), by and among Telscape, Pointe Acquisition Corp., a wholly owned subsidiary of Telscape ("Acquisition"), and Pointe, according to which Pointe will merger with Acquisition and become a wholly owned subsidiary of Telscape (the "Merger"). The Merger will be accomplished and the Shares will be issued pursuant to the specific terms of the Agreement. In connection with this opinion, we have reviewed and are familiar with Telscape's articles of incorporation and bylaws and such other records, documents and information as we have in our judgment deemed relevant.

      Based upon the foregoing and subject the assumptions stated herein, it is our opinion that if and when the merger is consummated, the Shares will, when issued to shareholders of Pointe in accordance with all of the terms and conditions of the Agreement, be legally issued, fully paid and non-assessable. This opinion is limited to the matters stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated.

      This opinion is addressed to you and is solely for your use in connection with the Registration Statement, and we assume no professional responsibility to any other person whatsoever. Accordingly, the opinion expressed herein is not to be relied upon, utilized or quoted by or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, the prior written consent of this firm.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to us in the Registration Statement and the joint proxy statement/prospectus forming a part thereof under the caption "Legal Matters". In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,

                              /S/ THOMPSON KNIGHT BROWN PARKER & LEAHY L.L.P. THOMPSON KNIGHT BROWN PARKER & LEAHY L.L.P.